Exhibit 11

Statement Regarding Computation of Per Share Earnings

The following table is the reconciliation of basic and diluted earnings per share for the three months and six months ended June 30, 2006 and 2005 (dollars in thousands except per share amounts):

	Three months ended June 30, 2006		Three months ended June 30, 2005
	Basic	Diluted	Basic	Diluted

Net income	$4,929	$4,929	$5,441	$5,441
Weighted average shares outstanding	60,363,461	60,363,461	60,086,614	60,086,614
Effect of dilutive securities	—	718,652	—	780,258
Adjusted weighted average shares outstanding	60,363,461	61,082,113	60,086,614	60,866,872
Earnings per share	$0.08	$0.08	$0.09	$0.09

	Six months ended June 30, 2006		Six months ended June 30, 2005
	Basic	Diluted	Basic	Diluted

Net income	$10,326	$10,326	$10,973	$10,973
Weighted average shares outstanding	60,336,646	60,336,646	59,984,623	59,984,623
Effect of dilutive securities	—	730,138	—	786,701
Adjusted weighted average shares outstanding	60,336,646	61,066,784	59,984,623	60,771,324
Earnings per share	$0.17	$0.17	$0.18	$0.18